EXHIBIT 10.3

Icoria, Inc.

Retention Plan

2005-2006

PARTICIPANT NAME: «First» «Last»

This Amended and Restated Retention Plan (the “Plan”) supercedes and replaces the Icoria, Inc. Retention Plan 2005-2006 in its entirety.

I. Purpose

The purpose of the Retention Plan is to:

•	Align key employees’ goals and sustained performance with Icoria’s strategic initiatives.

•	Provide motivating compensation opportunity through a retention bonus (“Bonus”) to retain key employees

II. Participants

Executives and a group of key employees who are designated in writing by the Board of Directors and/or the Company as critical to the completion of strategic initiatives and are otherwise in good standing, without a corrective plan are eligible to participate in this Plan. The Board of Directors will determine in its sole discretion who are the Executives and key employees eligible to participate.

III. Administrative Guidelines

The Plan will be administered in accordance with the following Administrative Guidelines.

A. Plan Funding: The Retention Plan may be funded upon the occurrence of one the following strategic performance events which occurs in its totality prior to the end of this Plan as defined herein: 1) a Strategic Alliance (‘SA”) which then results in Financing, 2) Financing alone, 3) Strategic Alliance alone, or 4) Merger and Acquisition (“M&A”). A percentage of the net proceeds designated by the Compensation Committee of the Board from one of these occurrences will fund a single pool (“Pool”). The Pool cannot exceed $1.2MM. If two or more strategic events occur in their totality prior to the end of this Plan, the strategic event with the largest funding opportunity will fund the Pool. In no event will a combination of two strategic events fund the Pool.

1. SA which results in Financing: Funding for the Plan will be based on the number of months of runway financed. Runway is the cash to be received pursuant to the SA and/or financing divided by the then current monthly net cash utilized by the Company (“Runway”). A minimum of 9 months of Runway beyond April 2006 must be exceeded to trigger any funding of the Plan.

2. Financing alone: Funding for the Plan will be based on the number of months of Runway financed. A minimum of 9 months of Runway beyond April 2006 must be exceeded to trigger any funding of the Plan.

3. Strategic Alliance alone: Funding for the Plan will be based on the quality of the Strategic Alliance completed prior to July 31, 2006. The quality of the SA and other relevant criteria will be evaluated and determined by the Board’s Compensation Committee, in its sole discretion.

a. Minor: A meaningful alliance, which extends the Runway by more than 9 months beyond April 2006.

b. Material: A meaningful alliance, which extends the Runway by 12 months or more beyond April 2006.

c. Major: A meaningful alliance, which extends the Runway by 15 months or more beyond April 2006.

4. M&A: Funding for the Plan will be based on the amount of net proceeds after investment banking fees. The net transaction must be at least $6MM in value. For purposes of this Plan, M&A is a transaction, which results in a Change of Control, as defined below.

B. Amount of Funding for the Pool (Aggregate)

The amount by which the Pool is funded is based on the type of strategic occurrence and the criteria as indicated below and other factors deemed relevant by the Compensation Committee of the Board of Directors. Only one strategic performance event can fund the Pool. In order for the strategic performance event to qualify to fund the Pool, there needs to be a written agreement signed by all required parties and any required closing documents and procedures completed to the satisfaction of the Board of Directors of the Company. The Pool cannot exceed $1.2MM.

1. SA which results in Financing:

Result of Financing	Amount Funded into Pool
>9 to 11 months of Runway	5% of the amount of financing, less any fees payable in cash at closing

12 to 14 months of Runway	7.5% of the amount of financing, less any fees payable in cash at closing

15 months or more of Runway	10% of the amount of financing, less any fees payable in cash at closing

2. Financing Alone

Result of Financing	Amount Funded into Pool
>9 months or more of Runway	5% of the amount of financing, less any fees payable in cash at closing

3. Strategic Alliance Alone

Type of SA	Amount Funded into Pool
Minor SA	$300,000
Material SA	$600,000
Major SA	$900,000

4. M&A

Amount of Proceeds less investment banking fees	Amount Funded into Pool
≥ $6MM and < $10MM	4% of the amount of proceeds less investment banking fees

$10 to $15 MM	6% of the amount of proceeds less investment banking fees

> $15MM	8% of the amount of proceeds less investment banking fees

C. Payment Opportunity Pool – There will only be single Pool, regardless of the type or number of strategic performance events. The Pool cannot exceed $1.2MM. The Pool shall be divided with 35% to the eligible Executive participants and 65% to the remaining eligible participants.

D. Individual Opportunity– Each Plan Participant’s potential Bonus will be determined by the relative value units (RVU) assigned to each individual based on the designated strategic performance events. The Board’s Compensation Committee assigned the RVU to each eligible executive in its sole discretion. The Executive team assigned the RVU for each of the remaining eligible participants, in its sole discretion.

IV. General Plan Provisions and Procedures

The following provisions and procedures govern the administration of the Plan:

A. Plan Effective Date – The effective date of this Plan is August 1, 2005 and will expire on July 31, 2006, unless terminated earlier by the Company in its sole discretion.

B. Partial Year Participation (Newly Eligible) – Employees who become eligible to participate in the Plan after the plan year has commenced but before February 2, 2006 will have their retention Bonus, if any, prorated based on the employee’s original date of eligibility. The employment date for eligibility must occur on or before February 1, 2006.

C. Employment Status – Plan Participants must be employed by the Company on the day the retention Bonuses are paid in order to be eligible to earn any payments hereunder.

D. Performance- Plan Participants must be in good standing without any corrective plan during the plan year in order to be eligible to continue to participate in the Plan and to receive any Bonus.

E. Payments – Unless otherwise specifically provided herein, all Bonuses under this plan will be paid to the eligible Participants within 45 days after the termination of the Plan. The Bonuses are not earned by the eligible Participant until the day they are paid.

F. Change of Control - Notwithstanding the above, in the event a Change of Control, (as defined below) occurs before the Bonus is paid, the Bonus will be payable within forty-five (45) days of the Change of Control closing date to eligible Participants. If an eligible Participant is terminated by the Company between the Change of Control closing date and the payment date, for any reason other than for cause, as defined in Icoria’s Policy and Procedures Manual, the Bonus will be deemed earned as of the eligible Participant’s termination date, and eligible Participant will be eligible for the Bonus.

“Change of Control” means the occurrence of any of the following events: (a) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (b) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

G. Approval Authority - Bonus payment calculations must be reviewed and approved by the Compensation Committee of the Board of Directors and/or the governing body of the successor entity.

H. Plan Modifications – The Company reserves the right, in its sole discretion to modify, suspend or terminate the Retention 2005-2006 Plan at any time.

I. Income Tax Withholdings – Bonus payments made to Plan Participants will be processed through normal payroll channels for lump sum payments and will be subject to all applicable withholdings and/or taxes.

J. Payment Method – At the discretion of the Compensation Committee of Icoria and/or the governing body of the successor entity, any Bonus payments under this Plan can be made in cash or stock or a combination thereof.

K. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

L. Governing Law. This Plan and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina, except to the extent preempted by federal law.

M. Employment At-Will. Nothing herein shall be understood as modifying or otherwise altering the Employee’s at-will relationship or in any other way creating a contract of employment for a definite term. The Employee shall have no right to be retained in the service of the Company because of the Agreement that she would not otherwise have.

N. The terms “fund”, “funding”, or “funded”, as used in this Plan, refers to the size of the Pool. The Company will not set aside or ear mark any funds or assets for the Pool or payment of Bonuses.